EXHIBIT 4.1


                                  VPGI CORP.
                             (the "Corporation")

                          CERTIFICATE OF DESIGNATION

          FIXING THE NUMBER AND DESIGNATING THE RIGHTS, PRIVILEGES,
      RESTRICTIONS AND CONDITIONS ATTACHING TO THE SERIES 2004-L CLASS A
                              PREFERENCE SHARES

 WHEREAS:

 A. The Corporation's share capital includes 1,000,000 Preference Shares par value, USD$1.00 per share which Preference Shares may be issued in one or more series with the directors of the Corporation (the "Board") being entitled by resolution to fix the number of shares in each series and to designate the rights, privileges, restrictions and conditions attaching to the share of each series; and

 B. It is in the best interests of the Corporation for the Board to create a series of Class A Preference Shares;

 NOW, THEREFORE, BE IT RESOLVED, THAT:

 A new series of Class A Preference Shares of the Corporation shall be designated as the Series 2004-L Class A Preference Shares (the "Series 2004-L Class A Shares") and in addition to the preferences, rights, privileges, restrictions and conditions attaching to all the Class A Preference Shares as a class, the rights, privileges, restrictions and conditions attaching to the Series 2004-L Class A Shares shall be as follows:

 Part 1 - Pre-emptive Rights.

 1.1 The Series 2004-L Class A Shares shall not give their holders any pre-emptive rights to acquire any other securities issued by the Corporation at any time in the future.

 Part 2 - Liquidation Rights.

 2.1 If the Corporation shall be voluntarily or involuntarily liquidated, dissolved or wound up, at any time when any Series 2004-L Class A Shares shall be outstanding, the holders of the then outstanding Series 2004-L Class A Shares shall have a preference in distribution of the Corporation's property available for distribution to the holders of the Corporation's par value USD$.001 common shares ("Common Stock" or Common Shares") equal to USD$10,000 consideration per each Series 2004-L Class A Share ("Liquidation Value"); provided, however, that the amalgamation of the Corporation with any Corporation or corporations, or the sale or transfer by the Corporation of all or substantially all of its property shall be deemed to be a liquidation of the Corporation within the meaning of any of the provisions of this Part 2.

 2.2 All amounts to be paid as preferential distributions to the holders of Series 2004-L Class A Shares as provided in this Part 2 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any of the Corporation's property to the holders of Common Stock, whether now or hereafter authorized, in connection with such liquidation, dissolution or winding up.

 2.3 At any time while any shares of Series 2004-L Class A Shares remain outstanding, the Corporation will not amend its Articles of Incorporation in any manner, without the holders' prior written consent, that would permit any equity security of the Corporation to have a liquidation preference that is superior to the Series 2004-L Class A Shares.

 Part 3 - Dividends.

 3.1 Holders of record of Series 2004-L Class A Shares shall be entitled to receive 14% cumulative dividends on their Series 2004-L Class A Shares, payable as follows: 4% dividends shall be payable quarterly. 10% dividends shall accumulate and be payable upon (a) the conversion of Series 2004-L Class A Shares to Common Stock, (b) the redemption of Series 2004-L Class A Shares, or (c) such time as the Corporation generates positive cash flow sufficient to pay such dividends.

 Part 4 - Conversion.

 4.1 Any holder of Series 2004-L Class A Preferred Stock (an "Eligible Holder") may at any time after six (6) months from the date hereof, subject to the Corporation's right of redemption, convert any whole number of shares of Series 2004-L Class A Preferred Stock in accordance with this Part. For the purposes of conversion, the Series 2004-L Class A Preferred Stock shall be valued at USD$10,000 per share ("Value"), and, if converted, the Series 2004-L Class A Preferred Stock shall be converted into such number of Common Shares of the Corporation (the "Conversion Shares") as is obtained by dividing the aggregate Value of the shares of Series 2004-L Class A Preferred Stock being so converted by the "Conversion Price." For purposes of this Part, the "Conversion Price" means USD$1.00. The number of Conversion Shares so determined shall be rounded to the nearest whole number of shares.

 4.2 The conversion right provided by the above section may be exercised only by an Eligible Holder of Series 2004-L Class A Preferred Stock, in whole or in part, by the surrender of the share certificate or share certificates representing the Series 2004-L Class A Preferred Stock to be converted at the principal office of the Corporation (or at such other place as the Corporation may designate in a written notice sent to the holder by first-class mail, postage prepaid, at its address shown on the books of the Corporation) against delivery of that number of whole Common Shares as shall be computed by dividing (1) the aggregate Value of the Series 2004-L Class A Preferred Stock so surrendered, if any, by (2) the Conversion Price. Each Series 2004-L Class A Preferred Stock certificate surrendered for conversion shall be endorsed by its holder. In the event of any exercise of the conversion right of the Series 2004-L Class A Preferred Stock granted herein
 (i) share certificates representing the Common Stock purchased by virtue of such exercise shall be delivered to such holder within 10 business days after receipt by the Corporation of the original Notice of Conversion and the certificate representing the Series 2004-L Class A Preferred Stock (the tenth business day after receipt of such original documents, not counting the date of receipt, being the "Delivery Date"), and (ii) unless the Series 2004-L Class A Preferred Stock has been fully converted, a new share certificate representing the Series 2004-L Class A Preferred Stock not so converted, if any, shall also be delivered to such holder on or before such Delivery Date, or carried on the Corporation's ledger, at holder's option. Any Eligible Holder may exercise its right to convert the Series 2004-L Class A Preferred Stock by telecopying an executed and completed Notice of Conversion to the Corporation, and within 72 hours thereafter, delivering the original Notice of Conversion and the certificate representing the Series 2004-L Class A Preferred Stock to the Corporation by express courier. Each date on which a telecopied Notice of Conversion is received by the Corporation in accordance with the provisions hereof shall be deemed a Conversion Date. The Corporation will cause delivery of the Common Stock certificates issuable upon conversion of any Series 2004-L Class A Preferred Stock (together with the certificates representing the Series 2004-L Class A Preferred Stock not so converted, if requested) to the Eligible Holder via express courier on or before the Delivery Date if the Corporation has received the original Notice of Conversion and Series 2004-L Class A Preferred Stock certificate being so converted in accordance with this paragraph.

 4.3 All Common Shares which may be issued upon conversion of Series 2004-L Class A Shares will, upon issuance, be duly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issue thereof. At all times that any Series 2004-L Class A Shares are outstanding, the Corporation shall have authorized, and shall have reserved for the purpose of issuance upon such conversion, a sufficient number of Common Shares to provide for the conversion into Common Shares of all Series 2004-L Class A Shares then outstanding at the then effective Conversion Price.

 4.4 Notwithstanding the provisions hereof, in no event shall the holder be entitled to convert any Series 2004-L Class A Preferred Stock in excess of that number of shares upon conversion of which the sum of (1) the number of Common Shares beneficially owned by such holder and its affiliates (other than Common Shares which may be deemed beneficially owned through the ownership of the unconverted portion of the Preferred Stock), and (2) the number of shares of Common Stock issuable upon the conversion of the Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Eligible Holder and its affiliates of more than 4.9% of the outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13 D-G thereunder, except as otherwise provided in clause (1) of such proviso.

 4.5 If on any date: (a) the Common Stock is listed for trading on The Nasdaq Stock Market (or any other subsequent market) ("Nasdaq"), (b) the number of shares of Common Stock to be issued upon the conversion of the Series 2004-L Class A Shares, combined with all other issuances of Common Stock which, under the requirements of Nasdaq are required to be aggregated with such issuance for determining the need for stockholder approval ("Stockholder Approval") for the listing of the shares to be issued on Nasdaq, would equal or exceed 19.9% of the total number of shares of the Common Stock outstanding immediately prior to the original issuance date (the "Issuable Maximum") and (c) the issuance of shares of Common Stock in excess of the Issuable Maximum has not been approved by the stockholders of the Corporation in accordance with the applicable rules and regulations of Nasdaq then, to the extent that the conversion of the Series 2004-L Class A Shares would result in the issuance of shares of Common Stock in excess of an Eligible Holder's pro rata allocation of the Issuable Maximum (the "Excess Amount"), the Corporation shall use its reasonable best efforts to obtain the Stockholder Approval applicable to such issuance as soon as possible, but in any event not later than the 100th day after such request (the "Approval Date").

 4.6 No Series 2004-L Class A Shares which have been converted into Common Shares shall be reissued by the Corporation; provided, however, that each such share, after being retired and canceled, shall be restored to the status of an authorized but unissued Class A Preference Share without designation as to series and may thereafter be issued as a Class A Preference Share not designated as Series 2004-L Class A Share.

 Part 5 - Redemption.

 5.1 At any time, and from time to time, before or after receipt of a Conversion Notice, the Corporation may, at its sole option, but shall not be obligated to, redeem, in whole or in part, the then outstanding Series 2004-L Class A Shares at a price per share of its face value (the "Redemption Price") (such price to be adjusted proportionately in the event of any change in the Conversion Price or any change of the Series 2004-L Class A Shares into a different number of Shares).

 5.2 Seven (7) days prior to any date stipulated by the Corporation for the redemption of Series 2004-L Class A Shares (the "Redemption Date"), written notice (the "Redemption Notice") shall be mailed to each holder of record on such notice date of the Series 2004-L Class A Shares. The Redemption Notice shall state (I) the Redemption Date of such Shares (ii) the number of Series 2004-L Class A Shares to be redeemed from the holder to whom the Redemption Notice is addressed (iii) instructions for surrender to the Corporation, in the manner and at the place designated of a share certificate or share certificates representing the number of Series 2004-L Class Shares to be redeemed from such holder and (iv) instructions as to how to specify to the Corporation the number of Series 2004-L Class A Shares to be redeemed as provided in this Part and the number of shares to be converted into Common Shares.

 5.3 Upon receipt of the Redemption Notice, any Eligible Holder shall have the right, subject to Section 4.4, to convert into Common Shares that number of Series 2004-L Class A Shares not called for redemption in the Redemption Notice.

 5.4 On or before the Redemption Date in respect of any Series 2004-L Class A Shares, each holder of such shares shall surrender the required certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and upon the Redemption Date, the Redemption Price for such shares shall be made payable, in the manner provided in Section 5.5 hereof, to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered share certificate shall be canceled and retired. If a share certificate is surrendered and all the shares evidenced thereby are not being redeemed (as described below), the Corporation shall cause the Series 2004-L Class A Shares which are not being redeemed to be registered in the names of the persons whose names appear as the owners on the respective surrendered share certificates and deliver such certificate to such person.

 5.5 On the Redemption Date in respect of any Series 2004-L Class A Shares or prior thereto, the Corporation shall deposit with a mutually agreeable escrow agent, as a trust fund, a sum equal to the aggregate Redemption Price of all such shares called for redemption (less the aggregate Redemption
 Price for those Series 2004-L Class A Shares in respect of which the Corporation has received notice from the Eligible Holder thereof of its election to convert Series 2004-L Class A Shares into Common Shares), with irrevocable instructions and authority to the escrow agent to pay, on or after the Redemption Date, the Redemption Price to the respective holders upon the surrender of their share certificates. The deposit shall constitute full payment for the shares to their holders, and from and after the date of the deposit the redeemed shares shall be deemed to be no longer outstanding, and holders thereof shall cease to be shareholders with respect to such shares and shall have no rights with respect thereto except the rights to receive from the escrow agent payments of the Redemption Price of the shares, without interest, upon surrender of their certificates thereof. Any funds so deposited and unclaimed at the end of one year following the Redemption Date shall be released or repaid to the Corporation, after which the former holders of shares called for redemption shall be entitled to receive payment of the Redemption Price in respect of their shares only from the Corporation.

 Part 6 - Amendment.

 6.1 In addition to any requirement for a series vote pursuant to the General Corporation Laws in respect of any amendment to the rights, privileges, restrictions and conditions attaching to the Series 2004-L Class A Shares, the rights, privileges, restrictions and conditions attaching to the Series 2004-L Class A Shares may be amended only if the Corporation has obtained the affirmative vote at a duly called and held meeting of a majority of the Series 2004-L Class A Shares or written consent by the holders of a majority of the Series 2004-L Class A Shares then outstanding.